Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of September 29, 2009, is entered into by and between PFGI Capital Corporation (“PFGI”) and National City Bank (“NCB”).

WHEREAS, PFGI owns the loan participations set forth on Exhibit A hereto (the “Loan Participations”); and

WHEREAS, PFGI desires to sell to NCB, and NCB desires to purchase from PFGI, the Loan Participations on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby acknowledge and agree as follows:

1. Transfer. Effective on the date hereof, PFGI hereby sells, transfers, conveys, and delivers to NCB all right, title and interest in and to the Loan Participations, and NCB hereby accepts and assumes such Loan Participations.

2. Purchase Price.

a. Amount. The parties agree that the aggregate purchase price for the Loan Participations shall be equal to the aggregate principal and interest balances due on the Loan Participations as of the date hereof, net of the associated allowance for loan participation losses (the” Purchase Price”).

b. Payment. On the date hereof, NCB shall deliver an amount in cash to PFGI equal to the aggregate principal and interest balances due on the Loan Participations as of August 31, 2009, net of the associated loan loss (the “Estimated Purchase Price”). Within five (5) business days after the principal and interest balances for the Loan Participations are available for the date hereof, NCB shall make a payment to PFGI or PFGI shall make a payment to NCB, as applicable equal to the difference between the Purchase Price and the Estimated Purchase Price; provided that, if the Estimated Purchase Price is greater than the Purchase Price, PFGI shall pay NCB the amount of the difference.

3. Representations and Warranties.

(a) PFGI hereby represents and warrants that:

(i) It is the owner of the Loan Participations free and clear of all restrictions, claims, security interests and encumbrances of any kind.

(ii) It has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and such execution, delivery and performance has been properly authorized as required by the provisions of its organizational documents.

(iii) No third party consent is required for PFGI to execute or deliver this Agreement or perform its obligations hereunder.

(b) NCB hereby represents and warrants that:

(i) It has full power and authority to execute, deliver and perform its obligations under this Agreement, and such execution, delivery and performance has been properly authorized as required by the provisions of its organizational documents.

(ii) No third party consent is required for NCB to execute or deliver this Agreement or perform its obligations hereunder.

4. Further Assurances. Each party agrees to take all actions reasonably requested by the other party to effectuate the transactions contemplated by this Agreement.

5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without respect to principles regarding conflicts of law, and shall benefit and be binding upon the parties hereto and their respective successors and assigns.

6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. Each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one Agreement.

IN WITNESS WHEREOF, on the date first above written, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized.

PFGI CAPITAL CORPORATION

By:	/s/ THOMAS RICHLOVSKY
Name: Thomas Richlovsky
Title: President

NATIONAL CITY BANK

By:	/s/ RANDALL C. KING
Name: Randall C. King
Title: Senior Vice President

EXHIBIT A

LOAN PARTICIPATIONS